EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-68324 of Manugistics Group, Inc. and its subsidiaries on Form S-8 of our report dated March 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002), appearing in the Annual Report on Form 10-K of Manugistics Group, Inc. and its subsidiaries for the year ended February 28, 2003.

DELOITTE & TOUCHE LLP

McLean, Virginia
September 12, 2003